Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Prospectus of Silgan Holdings Inc. (Silgan) for the registration of $300,000,000 aggregate principal amount of 4 3⁄4% Senior Notes due 2025 and €650,000,000 aggregate principal amount of 3 1⁄4% Senior Notes due 2025 and to the incorporation by reference therein of our report dated December 9, 2016, with respect to the audited combined financial statements of the Home, Health and Beauty Business of WestRock Company as of and for the year ended September 30, 2016 included in Silgan’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on June 16, 2017.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 29, 2017

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